EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2011
FOURTH QUARTER AND YEAR END RESULTS

Fourth Quarter Revenue of $43.6 Million and GAAP EPS of $0.19 Exceeds Guidance

Fourth Quarter Bookings up more than 50% Sequentially, Fueled by Resurgence in Foundry Business, SoC Strength, and Tools for Inspection and Metrology

FLANDERS, NEW JERSEY (January 30, 2012) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the fourth quarter and year end of 2011.

2011 Fourth Quarter and Year End Highlights:

•	Fourth quarter revenue of $43.6 million exceeded guidance and increased 5 percent quarter-over-quarter; 2011 total revenue was $187.2 million.

•	GAAP and non-GAAP net income for the fourth quarter exceeded guidance, with GAAP net income of $6.2 million or $0.19 per diluted share; non-GAAP earnings per diluted share was $0.15.

•	Gross margins continued strong at 53 percent for the fourth quarter and 54 percent for the year.

•	Cash provided from operations reached a record for the Company at $45.4 million.

•
Fourth quarter book-to-bill ratio was over 50 percent higher than the industry's overall book-to-bill ratio for the same period, and the Company recorded its highest order total since the second quarter 2010.

2011 Business Highlights:

•	Collaborated with a leading process tool supplier and an integrated circuit device manufacturer in the development of 3D advanced semiconductor packaging applications.

•	Expanded into the LED market with two significant orders.

•	Issued $60 million of 3.75 percent Convertible Senior Notes due in 2016, at a 35 percent premium.

•	Fulfilled multiple system orders for Thru-Silicon-Via (TSV) inspection and metrology.

•	Received first orders for 450 millimeter Defect Inspection and Thin Film Metrology Systems.

“We closed 2011 with very solid operating results,” noted Paul F. McLaughlin, Chairman and Chief Executive Officer, “and we exceeded guidance on many metrics. In the fourth quarter, we recorded stronger revenues than we originally forecasted as customers accelerated deliveries late in the quarter to meet their respective requirements of having installations well along or completed by early 2012. More importantly, we saw resurgence in bookings, with orders from our foundry customers in December leading to bookings being up well over 50 percent sequentially from third quarter levels. This confirmed our October guidance that the third quarter would be the low point for bookings in the current cycle. The well-publicized efforts to drive down defect density and drive yields up at the 2X nanometer technology nodes have accelerated customer evaluation of our newest hardware and software solutions and that also contributed to our strong order book.”

Positioned for Growth in Front-End and Back-End:
“We are participating in the current capital equipment investment cycle and are well positioned for growth in the periods ahead,” McLaughlin continued, “which is a direct result of our strategic diversification and the strength of the investments we made during the down-turn to enter this up-cycle with a series of new technology-leading products. The front-end macro-defect inspection market is projected by Gartner to be one of the fastest growing segments through 2014; Rudolph customers own the leading technology fabs and are among the top-

tier capex spenders.

“Our back-end macro-defect inspection market growth is currently being driven by technology buys for sophisticated advanced packaging, such as grid arrays, 3D device stacking and TSVs, all requiring more process monitoring. This back-end market is projected to show one of the largest semiconductor capex spending increases in the next few years. Rudolph's patented technology has given the Company a leading position in the front-end and back-end macro-defect inspection markets. In metrology, we believe we grew market share in both of our served market segments. In transparent thin films, we doubled our market share over the last 24 months and established a presence with key NAND and foundry customers; while in the opaque films segment, we expanded into new metal applications that will drive new growth at top-tier manufacturers.”

Fourth Quarter 2011 Financial Results
Fourth quarter revenue totaled $43.6 million, a 5 percent increase compared with $41.4 million for the 2011 third quarter. During the fourth quarter, international sales represented approximately 67 percent of revenue, while domestic sales accounted for 33 percent. In the 2011 third quarter, international sales represented approximately 68 percent of revenue and domestic sales accounted for 32 percent. Revenue from front-end semiconductor customers accounted for approximately 68 percent of revenue and back-end customers accounted for 32 percent.

Fourth quarter gross margin was 53 percent, compared with 54 percent in the 2011 third quarter. The decrease in gross margin was primarily due to product mix which included lower software sales in the quarter.

Operating expenses for the fourth quarter of 2011 totaled $22.7 million, an increase of $5.6 million from $17.1 million in the 2011 third quarter. The increase was almost totally associated with the Company's ongoing patent infringement lawsuit with ITC, which affected both Research and Development (R&D) and Selling, General and Administrative (S,G&A) expenses in the quarter. R&D expenses for the fourth quarter totaled $9.6 million, compared with $8.3 million in the 2011 third quarter. S,G&A expenses for the fourth quarter totaled $12.7 million, compared with $8.4 million in the third quarter of 2011.

GAAP net income for the fourth quarter of 2011 was $6.2 million, or $0.19 per diluted share, compared with net income of $5.3 million or $0.16 per diluted share, for the third quarter of 2011. The fourth quarter results were negatively impacted by the cost associated with the patent lawsuit and positively impacted by the reversal of certain valuation allowances against the Company's deferred tax assets. Excluding $1.2 million of after-tax non-GAAP adjustments, the fourth quarter non-GAAP net income was $5.0 million, or $0.15 per diluted share. For the full year 2011, GAAP net income totaled $25.2 million or $0.78 per diluted share and non-GAAP net income totaled $29.2 million, or $0.91 per diluted share.

Balance Sheet Strength
At December 31, 2011, cash and marketable securities totaled $167.6 million and 2011 cash flows from operations totaled $45.4 million, a record for the Company. Accounts receivable ended the year at $41.0 million and inventory decreased $8.3 million to $49.5 million from the previous quarter. Working capital ended the year at $234.2 million.

Conference Call
Rudolph Technologies will discuss its 2011 fourth quarter results on a conference call it is hosting today at 4:45 PM EST. To access the live conference call, please dial (877) 824-4640 and reference Conference ID# 42845744. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph's website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of the establishment of the charitable matching gift program, litigation fees, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include the benefit to customers of Rudolph's products and customer service; Rudolph's expectations regarding semiconductor market outlook; Rudolph's ability to be successful in managing our cost structure and cash expenditures; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker

952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	December 31, 2011	December 31, 2010
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$167,559	$71,749
Accounts receivable, net	41,036	58,814
Inventories	49,501	52,311
Prepaid and other assets	5,005	3,655
Total current assets	263,101	186,529
Net property, plant and equipment	12,530	13,677
Intangibles	12,306	14,063
Other assets	17,974	4,784
Total assets	$305,911	$219,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$12,201	$14,686
Other current liabilities	16,656	12,098
Total current liabilities	28,857	26,784
Convertible senior notes	46,524	—
Other non-current liabilities	8,752	7,235
Total liabilities	84,133	34,019
Stockholders' equity	221,778	185,034
Total liabilities and stockholders' equity	$305,911	$219,053

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Revenues	$43,620	$54,011	$187,196	$195,305
Cost of revenues	20,677	24,860	86,843	91,405
Gross profit	22,943	29,151	100,353	103,900
Operating expenses:
Research and development	9,578	8,733	36,298	33,387
Selling, general and administrative	12,740	9,010	40,826	38,173
Amortization	425	457	1,757	1,715
Total operating expenses	22,743	18,200	78,881	73,275
Operating income	200	10,951	21,472	30,625
Interest income (expense)	(1,118)	44	(1,925)	167
Other income (expense)	(101)	(104)	847	(255)
Income (loss) before income taxes	(1,019)	10,891	20,394	30,537
Provision (benefit) for income taxes	(7,249)	1,337	(4,832)	3,522
Net income	$6,230	$9,554	$25,226	$27,015

Net income per share:

Basic	$0.20	$0.30	$0.79	$0.86
Diluted	$0.19	$0.30	$0.78	$0.86

Weighted average shares outstanding:

Basic	31,873	31,409	31,744	31,286
Diluted	32,458	31,606	32,256	31,492

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

GAAP operating income	$200	$10,951	$21,472	$30,625
Non-GAAP adjustments:
Establishment of charitable matching gift program	—	—	500	—
Litigation costs	5,850	334	7,888	2,359
Restructuring expenses (1)	—	408	—	1,548
Share-based compensation	1,032	1,354	4,802	5,439
Total non-GAAP adjustments	6,882	2,096	13,190	9,346
Non-GAAP operating income	$7,082	$13,047	$34,662	$39,971

GAAP net income	$6,230	$9,554	$25,226	$27,015
Total non-GAAP adjustments	6,882	2,096	13,190	9,346
Income tax effect of non-GAAP adjustments (2)	(351)	(311)	(1,554)	(1,605)
Other tax adjustments (3)	(7,754)	—	(7,656)	(230)
Non-GAAP net income	$5,007	$11,339	$29,206	$34,526

Net income per share:
Basic	$0.16	$0.36	$0.92	$1.10
Diluted	$0.15	$0.36	$0.91	$1.10

1) During the three and twelve months ended December 31, 2010, the Company recorded restructuring expenses of $0.4 million and $1.5 million for charges related to the transition of our New Jersey manufacturing facility to our Minnesota facility.

2) For the twelve month periods ended December 31, 2011 and 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 11.8% and 17.2%, respectively.

3) Represents a tax valuation allowance reversal of $(8.4) million, partially offset by tax true-up adjustments of $0.7 million recorded during the twelve months ended December 31, 2011. Represents tax true-up adjustments of $(0.2) million for the twelve months ended December 31, 2010.

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